Exhibit 10.13

Offer of Employment

September 27, 2010

Mr. Neil Moses

8 Quail Run

Medfield, MA 02052

Dear Neil,

On behalf of Dunkin’ Brands, Inc. (the “Company”), I am pleased to offer you employment on the terms set forth below.

This offer of employment is contingent upon the satisfactory completion of:

•      a background screening,

•      reference checks regarding your past employment,

•      satisfactory completion of all legal documents including non-competition and intellectual property protection documents, and

•      documented release from all binding non-competition agreements (Dunkin’ Brands, Inc. reserves the right to verify status of agreements and releases).

Position

You will serve in a full-time capacity as Chief Financial Officer reporting directly to Nigel Travis, Chief Executive Officer. In this role, you will have responsibility for all of the existing Finance functions, IT and Strategy.

Start Date

Your anticipated start date is still to be determined but anticipated to be on or about Monday, November 15, 2010.

Cash Compensation Base Salary

You will be paid a bi-weekly salary of $18,269.23 which is equivalent to $475,000.00 on an annual basis, payable in accordance with Dunkin’ Brands’ standard payroll practices for salaried employees.

Your base salary will be reviewed annually, based on market competitiveness and performance, and may be adjusted at that time.

Short-Term Incentive

In addition to your base salary, you will be eligible to participate in the Dunkin’ Brands’ Executive Short-Term Incentive (STI) Plan with a target of 75% of your annual salary. The actual percentage of your Short-Term Incentive will be paid on a prorated basis based upon days employed during the 2010 Plan year, as well as Dunkin’ Brands’ overall performance, your individual job performance, your ability to meet established goals and objectives, and the terms of the plan as they exist at any given time. A participation letter as well as a plan document, which explains the program in detail, will be provided to you at a later date.

Long-Term Incentive

You will be eligible to participate in the Dunkin’ Brands’ 2006 Executive Incentive Plan. You will be recommended for a grant of 1,000,000 Stock Options at the current value as of the date of the grant. This grant is subject to approval of the Board of Directors at the first grant meeting following your first day of employment. A Stock Option Grant containing the terms and conditions of this grant and a plan document that governs the Plan will be provided to you at a later date.

Other Compensation Flexible Perquisite Allowance

You will be entitled to a flexible perquisites allowance of $20,000.00 per annum paid bi-weekly ($769.23).

Benefits

Dunkin’ Brands offers an attractive benefits program. Upon election, medical and dental coverage is effective the first of the month following your start date. Most company-paid benefits are effective upon hire. Employee elected benefit contributions are handled via payroll deduction.

Insurance

You will be eligible for medical, dental and disability coverage and various life insurance programs. Details are attached.

Retirement

Dunkin’ Brands will provide you with the opportunity to participate in the Company’s 401(k) plan for retirement savings.

Deferred Compensation

You will be eligible to participate in the 2005 Non-Qualified Deferred Compensation Plan. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are attached.

Vacation

You will begin eligible to accrue vacation at a rate of 4 weeks per year as of your first day of employment with the company.

Proof of Right to Work

For purposes of federal immigration law, you will be required to provide to Dunkin’ Brands documentary evidence of your identity and eligibility for employment in the United States within (3) business days of your date of hire.

Period of Employment

Your employment with Dunkin’ Brands will be “at will”, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and Dunkin’ Brands may elect to terminate your employment at any time for any reason.

Severance

In the event of your termination by Dunkin’ Brands for something other than “cause”, you will be eligible for severance equal to 12 months of your then-current base compensation, conditioned on the return of a full release of claims by you. “Cause” means fraud; material neglect (other than as a result of illness or disability) of your duties to Dunkin’ Brands; conduct that is not in the best interest of, or injurious to, Dunkin Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude.

Without our receipt of the full release of claims, you will not be entitled to the aforementioned severance, which is in lieu of and replaces the Dunkin’ Brands’ Severance Program generally applicable to eligible Dunkin’ Brands employees.

Code of Conduct/Non-Compete

Before you make your decision regarding this position, you should carefully review the attached Code of Conduct that you will be required to adhere to once employed by Dunkin’ Brands. As set forth in the conflict of interest section, you will be expected to devote your full-time and attention to Dunkin’ Brands and not be actively involved in any other business.

While you are employed by Dunkin’ Brands, the Company (Dunkin’ Brands, Inc.) will not utilize the services of any business in which you have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you have held an ownership interest.

Consistent with other senior executives, you will be asked to sign a Non-Compete Agreement with the Company. That document will be provided to you under separate cover.

Entire Agreement

This offer of employment contains all of the terms of your employment with Dunkin’ Brands, Inc. and supersedes any prior understandings or agreements, whether oral or written, between you and Dunkin’ Brands.

Term

This offer will expire at 5:00PM on Monday, October 4, 2010.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed letter and returning it to me. We look forward to your decision to join Dunkin’ Brands.

Sincerely,

Christine F. Deputy
SVP, Human Resources
Dunkin’ Brands, Inc.

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT:

9/30/10
Date

cc: Nigel Travis
Personnel File